Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ankit Consulting Services, Inc.

Rancho Santa Margarita, California

We hereby consent to the use in Amendment No. 2 to the Registration Statement (No. 333-271184) of Sharing Services Global Corporation on Form S-1 that was filed on April 7, 2023, of our Report of Independent Registered Public Accounting Firm, dated June 20, 2022, on the Balance Sheets of Sharing Services Global Corporation, as of March 31, 2022 and 2021, and the related Statements of Operations, Changes in Stockholders’ Deficit, and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the use of our name under the caption “Experts.”

/s/ Ankit Consulting Services, Inc.

Rancho Santa Margarita, California

April 20, 2023